Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Empire American Realty Trust, Inc.

We hereby consent to the use in this Prospectus constituting a part of Amendment No. 3 to this Registration Statement on Form S-11 of Empire American Realty Trust, Inc. of our report dated December 22, 2009, relating to the consolidated financial statements of Empire American Realty Trust, Inc. and Subsidiary as of October 31, 2009 and for the period from March 26, 2009 (date of inception) through October 31, 2009, which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

 /s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
December 22, 2009